Exhibit 99.2

Schwartz Levitsky Feldman llp

CHARTERED ACCOUNTANTS

LICENSED PUBLIC ACCOUNTANTS

TORONTO  •  MONTREAL

PRIVATE AND CONFIDENTIAL

June 2, 2011

Fred Bild

Daniel Too

Audit Committee

HQ Sustainable Maritime Industries, Inc.

1511 Third Avenue, Suite 788

Seattle, Washington

U.S.A.

98101

Dear Messrs. Bild and Too:

We are writing in response to the draft Form 8-K to be filed by HQ Sustainable Maritime Industries, Inc. (“HQ”). We received the draft Form 8-K on June 1, 2011 at 4:42pm and were advised by HQ’s outside counsel to provide our response, if any, by 12 p.m. on June 2, 2011. We have had a limited opportunity to review the draft Form 8-K, but please be advised that the draft Form 8-K does not accurately set forth the reasons for the resignation of Schwartz Levitsky Feldman LLP (“SLF”) as auditor for HQ. The rationale for SLF’s resignation has been communicated on two occasions: first, on May 25, 2011, in a telephone conversation between Mr. Bild and SLF, and second, on May 31, 2011, in a telephone conversation between outside counsel for HQ and SLF. In those two conversations, it was communicated that SLF’s resignation was the result of a culmination of several factors which lead SLF to conclude that it could no longer rely upon the representations of HQ’s management and, thus, lead SLF to decide to resign as HQ’s auditors. These factors are not accurately stated in the draft Form 8-K and, therefore, SLF does not agree with the statements set forth in the draft Form 8-K. We suggest that you speak with HQ’s management and outside counsel to ensure that the draft Form 8-K is accurate and we hope that the draft Form 8-K will be revised accordingly before HQ decides to file it. Once HQ files the final Form 8-K, we will review it and determine whether SLF will submit a response.

Very truly yours,

cc:	Norbert Sporns, Chief Executive Officer

Jean-Pierre Dallaire, Chief Financial Officer

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel: 416 7855 353
Fax: 416 785 5663